Exhibit 23.2
AUDITORS’ CONSENT
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 dated February 18, 2010 (“Form S-3”) of our report to the shareholders of International Royalty Corporation (the “Company”) on the consolidated balance sheets of the Company as at December 31, 2008 and 2007 and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2008 and the effectiveness of internal controls over financial reporting of the Company as of December 31, 2008, which appears in Royal Gold, Inc.’s Current Report on Form 8-K dated February 18, 2010. Our report is dated February 25, 2009.
We further consent to the incorporation by reference in the above-mentioned Form S-3 of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2007 and 2006 and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007 and the effectiveness of internal controls over financial reporting of the Company as of December 31, 2007, which appears in Royal Gold, Inc.’s Current Report on Form 8-K dated February 18, 2010. Our report is dated March 10, 2008.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Vancouver, British Columbia
February 18, 2010